Exhibit 10.6

Summary Translation of State-Owned Construction Land Use Right Transfer Contract

(Contract # 3310222010A21045)

Transferor: Land Resources Bureau, Sanmen County, Zhejiang Province

Transferee: Zhejiang Great Plastics Technology Co., Ltd.

The transferee has the right to own, use, benefit and legally depose the land use right during the transferred period; the transferee has the right to legally construct buildings and structures and ancillary facilities.

The lot under this contract is Binhai Xincheng E02-2905 lot, Sanmen County and its size is 30349.00 square meters to use as an industrial land.

The Transferor agreed to transfer the land use right to the Transferee on August 21, 2010 for fifty years. The transfer price is RMB 8,000,000 with a down payment of RMB 1,200,000. Within 30 days upon signing the contract, the Transferee shall pay off the remaining RMB 6,800,000 before August 21, 2010.

Development, Construction and Use of the Land

The lot shall be used for industrial projects construction, the Transferee agrees that its total investment of fixed assets will not be less than RMB 32,776,920; the fixed assets include buildings and structures and ancillary facilities, equipment investment and transfer price, and so on.

The space for office and employee dormitory buildings on the lot shall not exceed 7% of the total lot.

The Transferee agrees to start construction project before July 22, 2011 and fully completely it before July 22, 2013. If the Transferee cannot start the project on schedule, it shall inform the Transferor 30 days in advance for an extension. The extended period cannot exceed one year period.

During the transfer period, the Transferee shall use the land as agreed upon hereto. If there are any changes, the Transferee shall go through legal formalities and sign a modified agreement or sign a new land use right transfer contract. Accordingly, the Transferee shall pay the difference in transfer price related to such change in the land use. The government reserves the right to adjust the land planning.

The Transferor shall not withdraw the land use right before the expiration of term designated by this contract. Under certain special circumstance, according to the public interest of the society, if the Transferor needs to withdraw such land use right, it shall compensate the land user for the loss of the value of the construct buildings and structures and ancillary facilities on the land, as well as the market price for the remaining years.

Transfer, rent and pledge of the state-owned construction land use right

The Transferee, after fully paying off the transfer price and obtaining a “state-owned construction land use right certificate”, shall have the right to transfer, rent and pledge part or whole lot with the following term:

- The Transferee has invested more than 25% of the total required investment amount.

Expiration of the contract

The Transferee shall inform the Transferor one year before the expiration of the signed transfer period if it intends to extend the use of the land. The Transferor shall approve such request unless it has to take it back for the public interest; upon such withdrawal of the land use, the Transferor will collect all construct buildings and structures and ancillary facilities on the land but will make the necessary compensation to the Transferee.

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The Transferee shall return the land use right certificate on the expiration date if it does not intend to extend such use right.

Breach of contract

If the Transferee delays payment for over 60 days, the Transferor has the right to terminate the contract without returning the down payment and to request necessary compensation for loss.

If the Transferee keeps the land idled for more than one year but less than two years, it shall pay a fee for such idolization. If the Transferee fails to start any construction for more than two years, the Transferor shall have the right to take back the land use right.

If the Transferee fails to start construction on schedule, it shall pay 1% of the transfer payment as penalty for each day delayed.

Upon the full payment by the Transferee, the Transferor shall timely transfer the land use right. For any delay on such transfer, the Transferor shall pay 1% of the transfer price as penalty for each day delayed. If the Transferor fails to transfer for more than sixty days, the Transferee has the right to terminate the contract and the Transferor shall return the down payment with a doubled amount and return any remaining transfer fee.

The Agreement was signed on August 2nd of 2010. Any disputes between the parties shall be brought up to local people court.

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